Exhibit 4.7

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT, is made as of May 9th, 2005 (“Amendment No. 2”), between RESPIRONICS, INC., a Delaware corporation (the “Company”) and MELLON INVESTOR SERVICES LLC (formerly known as CHASEMELLON SHAREHOLDER SERVICES, L.L.C.), a New Jersey limited liability company (the “Rights Agent”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement, dated as of June 28, 1996, as amended by that certain Amendment No. 1 to Rights Agreement dated as of July 30, 1999 (as amended, the “Rights Agreement”), pursuant to which the Company issued one Right for each share of Company Common Stock issued between the Record Date and the Distribution Date, each Right initially representing the right to purchase one one-hundredth of a share of Company Common Stock;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in connection with the issuance by the Company of shares of Company Common Stock in uncertificated form;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and intending to be legally bound, the parties hereby agree as follows:

1.	Section 3(a)(x) of the Rights Agreement shall be amended in its entirety to read as follows:

“(x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the shares of Company Common Stock, whether represented by certificates or uncertificated, registered in the names of the holders of shares of Company Common Stock as of and subsequent to the Record Date (which shares of Company Common Stock shall be deemed also to represent the Rights) and not by separate certificates”

2.	Section 3(b) of the Rights Agreement shall be amended in its entirety to read as follows:

“(b) As promptly as reasonably practicable following the Record Date, the Company will send a copy of a Summary of Rights to Acquire Company Common Stock in a form which may be appended to certificates that represent shares of Company Common Stock which may be written statements describing shares of Company Common Stock, in substantially the form attached hereto as Exhibit B (the “Summary of Rights”), by first-class, postage prepaid mail, to each record holder of shares of Company Common Stock as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company.”

3.	Section 3(c) of the Rights Agreement shall be amended in its entirety to read as follows:

“(c) Rights shall, without any further action, be issued in respect of all shares of Company Common Stock which are issued (including any shares of Company Common Stock held in treasury) after the Record Date but prior to the earlier of the Distribution Date and the Expiration Date. Certificates representing such shares of Company Common Stock and written statements delivered to registered holders of the shares of Company Common Stock describing uncertificated shares of Company Common Stock registered to such holder, issued or delivered after the Record Date shall bear the following legend/notice substantially as follows:

‘The shares of stock described herein also evidence and entitle the holder hereof to certain Rights as set forth in the Rights Agreement between Respironics, Inc. (the “Company”) and Mellon Investor Services, L.L.C. (the “Rights Agent”) dated as of June 28, 1996, as amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the stock transfer administration office of the Rights Agent. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by the shares of stock described herein. The Company will mail to the holder of the shares of stock described herein a copy of the Rights Agreement, as in effect on the date of mailing, without charge as promptly as reasonably practicable after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.’

With respect to shares of Company Common Stock (whether represented by certificates or uncertificated, and whether or not such certificates representing them or such written statements describing them include the foregoing legend/notice or have appended to them the Summary of Rights), until the earlier of the Distribution Date and the Expiration Date, the Rights associated with the shares of Company Common Stock shall be evidenced by shares alone and registered holders of the shares of Company Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such shares shall also constitute the transfer of the Rights associated with the shares of Company Common Stock.”

4.	The first sentence of Section 7(c) of the Rights Agreement shall be amended in its entirety to read as follows:

“(c) As promptly as reasonably practicable following the occurrence of the Distribution Date, the Company shall deposit with a corporation in good standing organized under the laws of the United States or any State of the United States, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority (such institution being the “Depositary Agent”), shares of Company Common Stock that may be acquired upon exercise of the Rights and shall cause such Depositary Agent to enter into an agreement pursuant to which the Depositary Agent shall issue receipts representing interests in the shares of Company Common Stock so deposited.”

5.	Section 9(d) of the Rights Agreement shall be amended in its entirety to read as follows:

“(d) The Company shall take such action as may be necessary to ensure that all shares of Company Common Stock (and, following the occurrence of a Triggering Event, any other securities that may be delivered upon exercise of Rights) issued upon exercise of the Rights shall be, at the time of delivery of the certificates representing such securities, written statements describing such securities or depositary receipts for such securities, duly and validly authorized and issued and fully paid and non-assessable.”

6.	Section 9(e) of the Rights Agreement shall be amended in its entirety to read as follows:

“The Company shall pay any documentary, stamp or transfer tax imposed in connection with the issuance or delivery of the Rights Certificates or upon the exercise of Rights; provided, however, the Company shall not be required to pay any such tax imposed in connection with the issuance or delivery of Units of Company Common Stock, or any certificates representing, written statements describing or depositary receipts for such Units of Company Common Stock (or, following the occurrence of a Triggering Event, any other securities, cash or assets, as the case may be) to any person other than the registered holder of the Rights Certificates evidencing the Rights surrendered for exercise. The Company shall not be required to issue or deliver any certificates, written statements or depository receipts for Units of Company Common Stock (or, following the occurrence of a Triggering Event, any other securities, cash or assets, as the case may be) to, or in a name other than that of, the registered holder upon the exercise of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.”

7.	The first sentence of Section 10 of the Rights Agreement shall be amended in its entirety to read as follows:

“Each Person in whose name any Units of Company Common Stock (or, following the occurrence of a Triggering Event, other securities) is issued and registered upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Units of Company Common Stock (or, following the occurrence of a Triggering Event, other securities) on, and the date of such issuance and registration shall be, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (if applicable) and any applicable transfer taxes was made; provided, however, that if the date of such surrender and payment is a date upon which the Company Common Stock (or, following the occurrence of a Triggering Event, other securities) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such securities on, and the date of such issuance and registration shall be, the next succeeding Business Day on which the Company Common Stock (or, following the occurrence of a Triggering Event, other securities) transfer books of the Company are open and, further provided, however, that if delivery of Units of Company Common Stock is delayed pursuant to Section 9(c) hereof, such Persons shall be deemed to have become the record holders of such Units of Company Common Stock only when such Units first become deliverable.”

8.	The first sentence of Section 12 of the Rights Agreement shall be amended in its entirety to read as follows:

“Whenever an adjustment is made as provided in Section 11 or Section 13 hereof, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Company Common Stock, a copy of such certificate, and (c) mail a brief summary thereof to each holder of a Rights Certificate (or, if prior to the Distribution Date, to each holder of shares of Company Common Stock) in accordance with Section 25 hereof.”

9.	The first sentence of Section 14(b) of the Rights Agreement shall be amended in its entirety to read as follows:

“(b) The Company shall not be required to issue fractions of shares of Company Common Stock (other than fractions which are integral multiples of one one-hundredth of a share of Company Common Stock) upon exercise of the Rights or to distribute certificates which evidence such fractional shares of Company Common Stock (other than fractions which are integral multiples of one one-hundredth of a share of Company Common Stock) or to distribute written statements describing fractional shares of Company Common Stock (other than fractions which are integral multiples of one one-hundredth of a share of Company Common Stock).”

10.	The first sentence of Section 15 of the Rights Agreement shall be amended in its entirety to read as follows:

“All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to Section 18 hereof, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of shares of Company Common Stock); and any registered holder of a Rights Certificate (or, prior to the Distribution Date, of shares of Company Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of shares of Company Common Stock), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any other Person to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement.”

11.	Section 16(c) of the Rights Agreement shall be amended in its entirety to read as follows:

“(c) subject to Section 6(a) and Section 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated shares of Company Common Stock) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or applicable to the associated shares of Company Common Stock made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e) hereof, shall be affected by any notice to the contrary; and”

12.	Section 18(b) of the Rights Agreement shall be amended in its entirety to read as follows:

“(b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate, certificate for Company Common Stock, or written statement describing shares of Company Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper Person or Persons.”

13.	The last sentence of Section 25 of the Rights Agreement shall be amended in its entirety to read as follows:

“Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of shares of Company Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such older as shown on the registry books of the Company.”

14.	The first sentence of Section 26 of the Rights Agreement shall be amended in its entirety to read as follows:

“Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of shares of Company Common Stock.”

15.	The first paragraph of the “Form of Election to Exercise,” which is part of the “Form of Rights Certificate” attached to the Rights Agreement as Exhibit A shall be amended in its entirety to read as follows:

“The undersigned hereby irrevocably elects to exercise              Rights represented by this Rights Certificate to acquire in exchange for the surrender of such Rights the Units of Common Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person or other property which may be issuable upon the exercise of the Rights) and requests that such Units be issued in the name of and delivered to:”

16.	The first sentence of the first paragraph under the heading “The Rights Agreement” of the “Summary of Rights to Acquire Common Stock,” which is attached to the Rights Agreement as Exhibit B shall be amended in its entirety to read as follows:

“Initially, the Rights will attach to all shares of outstanding Company Common Stock, and no separate Rights Certificates will be distributed.”

17.	The second paragraph under the heading “The Rights Agreement” of the “Summary of Rights to Acquire Common Stock,” which is attached to the Rights Agreement as Exhibit B shall be amended in its entirety to read as follows:

“Until the Distribution Date, (i) the Rights will be evidenced by shares of the Company Common Stock and will be transferred with and only with such shares of Company Common Stock, (ii) new shares of Company Common Stock issued after the Record Date (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of outstanding shares of Company Common Stock will also constitute the transfer of the Rights associated with such shares of Company Common Stock.”

18.	This Amendment No. 2 may be executed in any number of counterparts and upon facsimiles, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

19.	Except as specifically set forth herein, no other provisions of the Rights Agreement are amended or modified and the Rights Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Rights Agreement to be duly executed, all as of the date first written above.

RESPIRONICS, INC.

By:	/s/ Dorita A. Pishko
Name:	Dorita A. Pishko
Title:	Corporate Secretary

MELLON INVESTOR SERVICES, LLC., as Rights Agent

By:	/s/ Cynthia Pacolay
Name:	Cynthia Pacolay
Title:	Client Relationship Executive